Exhibit 99.1

Glucotrack Reports Third Quarter 2025 Financial Results and Provides Update on Recent Corporate Highlights

Company to submit Investigational Device Exemption (IDE) to FDA for novel CBGM technology in Spring 2026

Expanded clinical advisory team with appointment of pain management and medical technology expert, Usman Latif, MD, MBA

Strengthened balance sheet, cash and cash equivalents expected to fund operations through March 2026, including long-term feasibility clinical trials and achievement of related milestones

Rutherford, NJ, November 13, 2025 (GLOBE NEWSWIRE) — Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical technology company focused on the design, development, and commercialization of novel technologies for people with diabetes, today reported financial results and recent corporate highlights for the third quarter ended September 30, 2025.

“During the quarter we continued to make steady progress towards our corporate and clinical objectives. We strengthened our balance sheet by securing flexible funding to support us through key milestones, and expanded our clinical advisory team with the addition of Dr. Latif, who will provide strategic counsel as we advance our epidural glucose monitoring application alongside our continuous blood glucose monitor (CBGM) product,” said Paul V. Goode, PhD, President and Chief Executive Officer of Glucotrack.

Dr. Goode continued, “Looking ahead, we are committed to advancing our clinical program both in the US and abroad. We continue to work closely with the FDA toward securing IDE approval to initiate a long-term clinical study of our product in the U.S., with our IDE submission expected in the Spring of 2026.”

Third Quarter 2025 & Recent Highlights

Corporate Highlights

●	Strengthened balance sheet and provided flexibility to raise additional capital.

◌	The Company entered into a Note Purchase Agreement with an investor. Under this agreement, Glucotrack received $3 million in cash from the investor and in return, issued a Convertible Promissory Note (the Note) with a principal amount of $3.6 million.
◌	Glucotrack entered into a purchase agreement with Sixth Borough Capital Fund, LP, establishing an equity line of credit (ELOC). Under the terms of the ELOC, Glucotrack has the right, but not the obligation, to sell to Sixth Borough, and Sixth Borough is obligated to purchase, up to $20.0 million of the Company’s common stock. Glucotrack is required to pay 100% of the net proceeds towards repayment of the Note.

◌	Improved capital structure through the repurchase of Series A Warrants. The transaction eliminated the warrant liability accounting and share dilution overhang, preserving shareholder value and providing optionality for potential investors.

●	Appointed Usman Latif, MD, MBA, to the Company’s clinical advisory team. Dr. Latif is a prominent pain management specialist and opinion leader with deep expertise in neuromodulation and treatment of painful diabetic neuropathy (PDN). His deep expertise will be invaluable as the Company advances its epidural glucose monitoring applications and integrates disease and device management solutions for PDN patients.

●	Convened our Patient Advisory Board which provides valuable insight into the daily realities of living with diabetes. These ongoing conversations provide critical insights to our development process and help inform the design and functionality of our CBGM product and related digital health tools.

●	The Company is compliant with all Listing Rules, per the Nasdaq Listing Qualifications Staff.

Advanced Product and Clinical Development

●	During the quarter, the Company initiated a long-term, multicenter feasibility study in Australia to evaluate the CBGM product performance and safety over an initial period of one (1) year. The first phase of the clinical study provided early product learnings about how the complexity of certain health conditions may impact study eligibility. Consequently, the Company is undertaking certain protocol amendments to refine participant selection criteria before enrolling additional participants. In parallel, the Company intends to implement certain product improvements. The Company is committed to advancing its clinical program and intends to proceed swiftly with the relevant protocol amendments and product enhancements, subject to approval by the institutional review board.

●	Presented a poster at the Association of Diabetes Care & Education Specialists (ADCES) Annual Conference held August 8-10, 2025, titled “Endocrinologists’ Perspectives on an Implantable Continuous Blood Glucose Monitor,” demonstrating strong endocrinologist interest in the continuous blood glucose monitoring concept due to its extended sensor life, freedom from wearables, and the potential for greater accuracy from blood-based readings. At a sensor life of 3 years, 73% of the 100 endocrinologists surveyed expressed a willingness to prescribe the CBGM product.

●	Presented at the 2025 Diabetes Technology Meeting held on October 28th, 2025 on the importance of an integrated approach to diabetes managementand highlighting how combining continuous glucose monitoring with existing implantable technologies can enable one implant to address multiple chronic conditions—redefining care for patients managing both diabetes and other chronic conditions. The presentation showcased the company’s preclinical work in epidural glucose monitoring which, when combined with spinal cord stimulation technologies, has the potential to offer integrated device and disease management for patients living with Painful Diabetic Neuropathy.

Anticipated Milestones

●	Submitting the Company’s IDE to the FDA during the Spring of 2026, to initiate a U.S. long-term, multicenter Pilot Study of the CBGM product, subject to current agency response timelines.

●	Presenting clinical data demonstrating the safety and accuracy of the CBGM product at additional industry conferences.

●	Further expanding Advisory Boards with world-renowned experts in endocrinology and cardiology and others essential to the diabetes community.

Third Quarter and Nine Month 2025 Financial Highlights

Third Quarter Ended September 30, 2025 and 2024

Research and development expenses were $3.2 million for the three months ended September 30, 2025, compared to $2.1 million for the same period in 2024. The increase was primarily due to increased product and manufacturing development costs related to the development of the Glucotrack CBGM Product.

Marketing and general and administrative expense were $1.1 million for the three months ended September 30, 2025, compared to $1.2 million for the same period in 2024. The decrease is primarily attributable to reduced board of director and legal fees, offset by increased professional fees, and personnel costs.

For the three months ended September 30, 2025, the Company reported a net loss of $4.2 million, or $4.64 per share, compared to a net loss of $5.1 million, or $1,092 per share, for the same period in 2024. The reduction in net loss for the three months ended September 30, 2025, was primarily attributed to prior year revaluation expenses.

Nine Months Ended September 30, 2025 and 2024

Research and development expenses were $8.2 million for the nine months ended September 30, 2025, compared to $7.8 million for the same period in 2024. The increase was primarily due to increased product and manufacturing development costs related to the development of the Glucotrack CBGM Product.

Marketing and general and administrative expense were $4.4 million for the nine months ended September 30, 2025, compared to $2.9 million for the same period in 2024. The increase was primarily attributable to increased legal and professional fees, and personnel costs.

For the nine months ended September 30, 2025, the Company reported a net loss of $15.8 million, or $30.09 per share, compared to a net loss of $12.5 million, or $2,868 per share, for the same period in 2024. The increase in net loss for the nine months ended September 30, 2025, was primarily attributed to increased general and administrative expense and the non-cash fair value change in derivative liabilities.

Cash Position

Cash and cash equivalents as of September 30, 2025, were $7.9 million, compared with $5.6 million in cash and cash equivalents as of December 31, 2024. The net increase in cash and cash equivalents was attributable to the $13.7 million of net proceeds received from financing activities offset by cash used in operating and investing activities of $11.4 million.

Based on current plans and assumptions, the Company believes that its existing cash and cash equivalents will be sufficient to fund its operating plan through first quarter 2026.

# # #

About Glucotrack, Inc.

Glucotrack, Inc. (Nasdaq: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s Continuous Blood Glucose Monitor (CBGM) is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. The Glucotrack CBGM is an Investigational Device and is limited by federal (or United States) law to investigational use.

For more information, please visit http://www.glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “anticipate”, “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on March 31, 2025.

Contacts:

Investor Relations:	Media:
investors@glucotrack.com	GlucotrackPR@icrinc.com

CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars except share data)

	September 30, 2025	December 31, 2024
	Unaudited
Current Assets
Cash and cash equivalents	$7,869	$5,617
Other current assets	237	151
Total current assets	8,106	5,768

Operating lease right-of-use asset, net	40	59
Property and equipment, net	144	95
Restricted cash	-	10
TOTAL ASSETS	$8,290	$5,932

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$1,709	$992
Operating lease liability, current	28	26
Convertible promissory notes	-	5
Promissory note	3,031	-
Other current liabilities	529	252
Total current liabilities	5,297	1,275

Non-Current Liabilities
Derivative financial liabilities (Note 2F and Note 3B)	3	17,421
Operating lease liability, non-current	12	33
Loans from stockholders	227	203
Total liabilities	$5,539	$18,932

Commitments and contingent liabilities (Note 4)

Stockholders’ Equity (Deficit)
Common Stock of $0.001 par value (“Common Stock”):
250,000,000 and 100,000,000 shares authorized as of September 30, 2025 and December 31, 2024, respectively; 899,410 and 13,409 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	1	(* )
Additional paid-in capital	150,690	119,230
Receipts on account of shares	228	228
Accumulated other comprehensive income	42	(8)
Accumulated deficit	(148,210)	(132,450)
Total stockholders’ equity (deficit)	2,751	(13,000)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$8,290	$5,932

(*)	Represents amount lower than $1.

GLUCOTRACK INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands of US dollars except share data) (unaudited)

	Nine-month period ended September 30,		Three-month period ended September 30,
	2025	2024	2025	2024
Operating expenses
Research and development expenses	$8,186	$7,800	$3,165	$2,063
General and administrative expenses	3,987	2,598	1,024	1,063
Marketing expenses	430	295	120	125
Total operating expenses	12,603	10,693	4,309	3,251

Operating loss	12,603	10,693	4,309	3,251
Other (income) expense
Change in fair value of derivative liabilities	3,269	-	-	-
Other (income) expense, net	(44)	(12)	(136)	(12)
Finance income, net	(68)	1,822	(2)	1,848

Net Loss	15,760	12,503	4,171	5,087

Other comprehensive income:
Foreign currency translation adjustment	(73)	11	(8)	17

Comprehensive loss for the period	$15,687	$12,514	$4,163	$5,104

Basic and diluted net loss per share	$30.09	$2,868	$4.64	$1,092

Weighted-average shares used to compute basic and diluted net loss per share	523,833	4,464	899,410	4,663